Exhibit 99.1

LightPath New Product Announcement:

Athermalized f/1.3, 14.9 mm IR Lens Assembly

LightPath Technologies introduces an Athermalized f/1.3 IR lens Assembly with a focal length of 14.9 mm.

(January 17, 2007) Orlando, FL. LightPath Technologies, Inc. (Nasdaq: LPTH - News),

LightPath Technologies is pleased to introduce an f/1.3, 14.9 mm focal length Infrared (IR) lens assembly designed for uncooled infrared sensors. These lenses are designed as the primary optics for thermal imagers in a wide variety of applications including homeland security, firefighting, predictive maintenance and driver’s vision enhancement systems in automobiles.

These new lens assemblies integrate LightPath’s exclusive Black Diamond™ molded lenses that are a lower cost substitute for high volume diamond-turned optics. The passive athermalized design provides temperature stability without adding additional cost.

“LightPath is excited to bring Molded lens technologies to the infrared. Molded lens technologies will enable the low cost mass production of IR lenses and help drive the growing thermal imaging markets,” said Ken Brizel, CEO and President of LightPath.

LightPath Technologies Inc. will be exhibiting their new Infrared Lens Assembly in Booth 1034 at the SPIE Photonics West Conference, San Jose, California, January 23rd through January 25th.

LightPath manufactures optical products including precision molded aspheric optics, precision molded infrared optics, GRADIUM® glass products, proprietary collimator assemblies, isolators utilizing proprietary automation technology, higher-level assemblies and packing solutions. LightPath has a strong patent portfolio that has been granted or licensed to us in these fields. LightPath common stock trades on the Nasdaq SmallCap Market under the symbol “LPTH.” Investors are encouraged to go to LightPath’s website for additional financial information.

Contacts:	USA:	Edward Patton, Vice President Marketing LightPath Technologies, Inc. Phone: (407) 382-4003 Email: epatton@lightpath.com Internet: www.lightpath.com

	Europe:	Pascal Voluer, European Sales Director LightPath Technologies (Europe) Phone: +33 2 96 47 28 14 Email: pvoluer@lightpath.com

	China:	Allen Zhang, China Sales Manager LightPath Optical Instrumentation (Shanghai) Co., Ltd. Phone: +86 (0)21 6916 6099 x108 Email: gzhang@lightpath.com.cn

This news release includes statements that constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. This information may involve risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, factors detailed by LightPath Technologies, Inc. in its public filings with the Securities and Exchange Commission. Except as required under the federal securities laws and the rules and regulations of the Securities and Exchange Commission, we do not have any intention or obligation to update publicly any forward-looking statements whether as a result of new information, future events or otherwise.

GRADIUM® is a registered trademark of LightPath Technologies